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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

FOR IMMEDIATE RELEASE

Evans Bancorp Net Income Increases 12% to $3.7 Million in the 2019 First Quarter

HAMBURG, NY, April 24, 2019 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2019.

FIRST QUARTER 2019 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•	Net income of $3.7 million, up 12%; Earnings per diluted share grew 10% to $0.75

•	Net interest income increased 9% to $12.5 million

•	Non-interest income of $4.2 million increased 11% on strength of insurance business

•	Loan portfolio of $1.2 billion up $29 million in the quarter, or 10% on an annualized basis

•	Total deposits grew 12%, or $141 million, year-over-year; Deposits increased 5% in the quarter

Net income was $3.7 million, or $0.75 per diluted share, in the first quarter of 2019, compared with
$4.5 million, or $0.90 per diluted share, in the fourth quarter of 2018 and $3.3 million, or $0.68 per diluted share, in last year’s first quarter.  The increase over prior-year period reflects higher net interest income due to loan growth and higher insurance service and fee revenue primarily resulting from the July 1, 2018 acquisition of Richardson and Stout, Inc. (“R&S”), partially offset by an increase in non-interest expense.  The decrease from the linked quarter reflects higher loan loss provision and income tax provision, partially offset by higher non-interest income.  The fourth quarter of 2018 included a historic rehabilitation tax credit transaction that reduced non interest income by $0.9 million and reduced income tax expense by $1.4 million.  Return on average equity was 11.19% for the first quarter of 2019, compared with 13.86% in the fourth quarter of 2018 and 11.15% in the first quarter of 2018.

“We are pleased to report strong execution against our growth strategies leading to notable performance across lending, deposits and fee-based businesses,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “We are addressing the challenges presented in a difficult interest rate environment while adding new capabilities to enhance the client experience and deepen relationships.  Overall, we continue to strengthen our platform and drive to increased operating scale, positioning the Bank for further success.”

Evans Bancorp Net Income of $3.7 Million in the 2019  First Quarter

April 24, 2019

Net Interest Income
($ in thousands)

	1Q 2019	4Q 2018	1Q 2018

Interest income	$15,542	$15,309	$13,366
Interest expense	3,034	2,936	1,914
Net interest income	12,508	12,373	11,452
Provision (credit) for loan losses	538	(276)	767
Net interest income after provision	$11,970	$12,649	$10,685

Net interest income increased $0.1 million, or 1%, from the fourth quarter of 2018, and $1.1 million, or 9%, from the prior-year first quarter.  The year-over-year increase was driven by average interest-earning asset growth, particularly loans, partially offset by an increase in interest expense.  The increase in interest income reflects growth in the commercial loan portfolio as well as the benefit from the re-pricing of variable rate loans tied to the Company’s prime rate.  Average commercial loans, including commercial real estate and commercial and industrial loans, were $935 million, up $63 million from the 2018 first quarter.

First quarter net interest margin of 3.79% improved 9 basis points from the 2018 fourth quarter and 2 basis points from the first quarter of 2018. The margin improvement stems from increased yields on loans, partially offset by higher funding costs.  The higher yield on loans when compared with the fourth quarter and first quarter of 2018 reflects an increase of 11 and 35 basis points, respectively.  The margin has been impacted by rising funding costs due to increases in short-term interest rates, along with very competitive deposit market pricing.  The cost of interest-bearing liabilities was 1.20% compared with 1.14% in the fourth quarter of 2018 and 0.81% in the first quarter of 2018.  Consistent with the industry, the Company has experienced a shift in deposit mix as consumers in low-cost legacy savings products have migrated to higher-rate time deposits.  Average time deposits comprised 24% of average total deposits during the first quarter of 2019 and the fourth quarter of 2018, compared with 18% in the first quarter of 2018.

The $0.5 million and $0.8 million provision for loan losses for the first quarter of 2019 and 2018, respectively, reflects strong loan growth and an increase in criticized loans in both of the quarters.  The $0.3 million release of allowance for loan losses for the fourth quarter of 2018 reflected a decrease in non-performing loans and marginal loan growth in the quarter.

Asset Quality
($ in thousands)

	1Q 2019	4Q 2018	1Q 2018

Total non-performing loans	$19,987	$18,991	$14,771
Total net loan charge-offs	115	153	93
Non-performing loans/ Total loans	1.69%	1.64%	1.33%
Net loan charge-offs/ Average loans	0.04%	0.05%	0.03%
Allowance for loan losses/ Total loans	1.28%	1.28%	1.32%

“Our loan performance was within expectations.  Asset quality remained sound as we continued to maintain a highly disciplined approach to credit risk management,” stated John Connerton, Chief Financial Officer of Evans Bank.  “While our non-performing loans edged up slightly, the makeup is from a small number of larger commercial credits that we are managing and continue to make progress.”

Evans Bancorp Net Income of $3.7 Million in the 2019  First Quarter

April 24, 2019

Non-Interest Income
($ in thousands)
	1Q 2019	4Q 2018	1Q 2018

Deposit service charges	$533	$571	$509
Insurance service and fee revenue	2,442	2,233	1,965
Bank-owned life insurance	159	166	171
Loss on tax credit investment	-	(2,705)	-
Refundable NY state historic tax credit	-	1,832	-
Other income	1,061	941	1,141
Total non-interest income	$4,195	$3,038	$3,786

The year-over-year increase in insurance revenue was primarily due to the R&S acquisition, while the increase over the fourth quarter of 2018 reflects seasonally higher policy renewals for institutional clients, including businesses and municipalities, during the first quarter.

The fourth quarter of 2018 included a $0.9 million net reduction of non-interest income related to an investment in an historic rehabilitation tax credit. There were no significant historic tax credit transactions in the first quarter of 2019 or 2018.

Non-Interest Expense
($ in thousands)
	1Q 2019	4Q 2018	1Q 2018

Salaries and employee benefits	$7,160	$7,220	$6,627
Occupancy	836	855	758
Advertising and public relations	167	362	124
Professional services	745	599	653
Technology and communications	893	909	764
Amortization of intangibles	112	112	28
FDIC insurance	207	251	232
Other expenses	1,104	1,124	985
Total non-interest expenses	$11,224	$11,432	$10,171

The salary and employee benefit expense in the first quarter of 2018 included approximately $0.3 million of costs related to one-time bonuses paid to associates.  Excluding the impact of these bonuses, first quarter salaries and benefits costs increased 12% from the prior-year period, reflecting the R&S acquisition and the addition of strategic personnel hires to support the Company’s continued growth.

Advertising expenses decreased from the linked quarter due to seasonality.  The increase in technology and communications from the prior year period was due to higher ATM card fees, online banking activity and software costs. The increase in amortization of intangibles from the prior year was related to assets obtained in the R&S acquisition.

The Company’s efficiency ratio in the first quarter of 2019 was 66.5% compared with 69.5% in the fourth quarter of 2018 and 66.6% in last year’s first quarter.

Income tax expense was $1.2 million, or an effective tax rate of 24.7%, for the first quarter of 2019 compared with an income tax benefit of $0.2 million in the fourth quarter of 2018 and income tax expense of $1.0 million, or an effective tax rate of 22.8%, in last year’s first quarter. Excluding the impact of historic tax credit transactions, the fourth quarter 2018 effective tax rate was 23.1%.

Evans Bancorp Net Income of $3.7 Million in the 2019  First Quarter

April 24, 2019

Balance Sheet Highlights

Total assets were $1.46 billion as of March 31, 2019, an increase of 5% from $1.39 billion on December 31, 2018 and 8% from $1.35 billion at March 31, 2018, reflecting the Company’s strong loan growth.  Loans were up $75 million, or 7%, to $1.19 billion since the end of last year’s first quarter. Loan growth was predominantly in the commercial real estate loan portfolio.

Investment securities were $141 million at March 31, 2019, $7 million higher than the end of 2018 but $24 million lower than at the end of last year’s first quarter.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving safety of principal.  With the yield curve continuing to flatten, there is a reduced advantage to purchasing longer-term investment securities.

Total deposits grew $61 million, or 5%, to $1.28 billion since December 31, 2018, and were $141 million, or 12%, higher than the balance at the end of last year’s first quarter.  The year-over-year increase was primarily due to time deposit growth of 43% and savings deposit growth of 9%. Time deposits increased $89 million, of which $41 million were brokered.  Savings deposits increased $52 million, including $50 million in commercial deposits, and $42 million in municipal deposits, offset by a decrease in consumer deposits.  The deposit mix has changed industry wide as consumer preferences move toward term products with higher rates.  Consumer savings deposits declined $40 million year-over-year, while consumer time deposits increased $48 million.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.74% at March 31, 2019 compared with 9.73% at
December 31, 2018 and 9.81% at March 31, 2018.  Book value per share increased to $27.66 at
March 31, 2019 compared with $27.13 at December 31, 2018 and $24.96 at March 31, 2018.

On February 19, 2019 the Company declared a cash dividend of $0.52 per common share.  The semi-annual dividend represents a $0.06, or 13%, increase from its previous semi-annual dividend paid in October 2018.  The dividend was paid on April 3, 2019.

Outlook

Mr. Nasca concluded, “Evans is well positioned to capitalize on an evolving banking environment.  We will continue to make focused investments for the future aimed at improving the client experience with new technology, digital capabilities and relationship services.  We will maintain our focus on growth and loan originations that are consistent with our risk appetite and believe our balance sheet is well structured for the current rate environment and volatility.  We are confident that our consistent, customer-focused strategy will allow for the delivery of sound growth.”

Webcast and Conference Call

The Company will host a conference call and webcast on Wednesday, April 24, 2019 at 4:45 p.m. ET. Management will review the financial and operating results for the first quarter of 2019, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Wednesday,
May 1, 2019.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13689433, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

Evans Bancorp Net Income of $3.7 Million in the 2019  First Quarter

April 24, 2019

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.5 billion in assets and $1.3 billion in deposits at March 31, 2019.  Evans is a full-service community bank, with 15 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits, and property and casualty insurance through ten insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Evans Bancorp Net Income of $3.7 Million in the 2019  First Quarter

April 24, 2019

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
ASSETS
Investment Securities	$140,731	$133,788	$137,909	$148,628	$164,471
Loans	1,185,429	1,155,930	1,155,566	1,125,895	1,109,961
Allowance for loan losses	(15,207)	(14,784)	(15,213)	(15,235)	(14,693)
Goodwill and intangible assets	12,880	12,992	13,104	8,496	8,525
Operating lease right-of-use asset	4,142	-	-	-	-
All other assets	128,206	100,281	89,557	78,307	85,434
Total assets	$1,456,181	$1,388,207	$1,380,923	$1,346,091	$1,353,698

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	242,156	231,902	236,079	224,373	238,827
NOW deposits	122,204	110,450	110,768	121,170	124,997
Savings deposits	618,471	571,479	574,262	595,500	566,314
Time deposits	292,892	301,227	294,514	241,425	204,295
Total deposits	1,275,723	1,215,058	1,215,623	1,182,468	1,134,433
Borrowings	23,812	24,472	24,309	25,348	83,114
Operating lease liabiliy	4,594	-	-	-	-
Other liabilities	17,617	17,031	15,331	14,700	16,278
Total stockholders' equity	134,435	131,646	125,660	123,575	119,873

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,860,316	4,852,868	4,827,701	4,821,381	4,803,334
Book value per share	$27.66	$27.13	$26.03	$25.63	$24.96
Tier 1 leverage ratio	9.74%	9.73%	9.60%	9.94%	9.81%
Tier 1 risk-based capital ratio	11.68%	11.84%	11.34%	11.63%	11.48%
Total risk-based capital ratio	12.93%	13.09%	12.59%	12.88%	12.73%

ASSET QUALITY DATA
Total non-performing loans	$19,987	$18,991	$23,090	$23,210	$14,771
Total net loan charge-offs	115	153	274	117	93

Non-performing loans/Total loans	1.69%	1.64%	2.00%	2.06%	1.33%
Net loan charge-offs/Average loans	0.04%	0.05%	0.10%	0.04%	0.03%
Allowance for loans losses/Total loans	1.28%	1.28%	1.32%	1.35%	1.32%

Evans Bancorp Net Income of $3.7 Million in the 2019  First Quarter

April 24, 2019

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2019	2018	2018	2018	2018
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$15,542	$15,309	$14,690	$14,247	$13,366
Interest expense	3,034	2,936	2,604	2,051	1,914
Net interest income	12,508	12,373	12,086	12,196	11,452
Provision (credit) for loan losses	538	(276)	252	659	767
Net interest income after provision	11,970	12,649	11,834	11,537	10,685

Deposit service charges	533	571	571	525	509
Insurance service and fee revenue	2,442	2,233	3,215	1,952	1,965
Bank-owned life insurance	159	166	165	178	171
Loss on tax credit investment	-	(2,705)	(165)	-	-
Refundable NY state historic tax credit	-	1,832	150	-	-
Other income	1,061	941	828	984	1,141
Total non-interest income	4,195	3,038	4,764	3,639	3,786

Salaries and employee benefits	7,160	7,220	7,090	6,475	6,627
Occupancy	836	855	795	727	758
Advertising and public relations	167	362	258	326	124
Professional services	745	599	588	626	653
Technology and communications	893	909	874	847	764
Amortization of intangibles	112	112	112	28	28
FDIC insurance	207	251	295	246	232
Other expenses	1,104	1,124	1,445	958	985
Total non-interest expenses	11,224	11,432	11,457	10,233	10,171

Income before income taxes	4,941	4,255	5,141	4,943	4,300
Income tax provision (benefit)	1,221	(196)	346	1,152	981
Net income	3,720	4,451	4,795	3,791	3,319

PER SHARE DATA
Net income per common share-diluted	$0.75	$0.90	$0.97	$0.77	$0.68
Cash dividends per common share	$0.52	$-	$0.46	$-	$0.46
Weighted average number of diluted shares	4,932,451	4,928,551	4,940,822	4,933,522	4,912,289

PERFORMANCE RATIOS
Return on average total assets	1.04%	1.26%	1.40%	1.13%	1.01%
Return on average stockholders' equity	11.19%	13.86%	15.35%	12.39%	11.15%
Efficiency ratio	66.53%	69.52%	66.88%	64.45%	66.56%

Evans Bancorp Net Income of $3.7 Million in the 2019  First Quarter

April 24, 2019

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2019	2018	2018	2018	2018
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES

Loans, net	$1,153,067	$1,128,015	$1,127,173	$1,098,391	$1,067,282
Investment securities	141,249	137,175	145,122	155,089	160,739
Interest-bearing deposits at banks	44,024	60,061	12,641	4,013	2,712
Total interest-earning assets	1,338,340	1,325,251	1,284,936	1,257,493	1,230,733
Non interest-earning assets	86,386	83,482	87,402	81,113	80,644
Total Assets	$1,424,726	$1,408,733	$1,372,338	$1,338,606	$1,311,377

NOW	112,571	110,612	115,417	120,510	114,268
Savings	591,641	581,048	581,484	576,197	552,546
Time deposits	298,586	301,957	274,275	214,410	194,223
Total interest-bearing deposits	1,002,798	993,617	971,176	911,117	861,037
Other borrowings	25,746	25,340	25,749	50,917	92,893
Total interest-bearing liabilities	1,028,544	1,018,957	996,925	962,034	953,930

Demand deposits	242,030	247,619	233,393	239,546	223,176
Other non-interest bearing liabilities	21,219	13,689	17,045	14,614	15,161
Stockholders' equity	132,933	128,468	124,975	122,412	119,110

Total Liabilities and Equity	$1,424,726	$1,408,733	$1,372,338	$1,338,606	$1,311,377

YIELD/RATE

Loans, net	5.05%	4.94%	4.81%	4.82%	4.70%
Investment securities	2.67%	2.68%	2.60%	2.67%	2.51%
Interest-bearing deposits at banks	2.29%	2.24%	1.98%	1.50%	1.50%
Total interest-earning assets	4.71%	4.58%	4.54%	4.54%	4.40%

NOW	0.30%	0.30%	0.27%	0.26%	0.27%
Savings	0.80%	0.74%	0.70%	0.59%	0.55%
Time deposits	2.16%	2.07%	1.89%	1.55%	1.42%
Total interest-bearing deposits	1.15%	1.10%	0.99%	0.77%	0.71%
Other borrowings	3.01%	2.97%	2.96%	2.30%	1.82%
Total interest-bearing liabilities	1.20%	1.14%	1.04%	0.86%	0.81%

Interest rate spread	3.51%	3.44%	3.50%	3.68%	3.59%
Contribution of interest-free funds	0.28%	0.26%	0.23%	0.21%	0.18%
Net interest margin	3.79%	3.70%	3.73%	3.89%	3.77%